As Filed with the Securities and Exchange Commission on November 12, 2004
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-3
Under
The Securities Act of 1933

APPLIED DIGITAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

MISSOURI	43-1641533
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
(561) 805-8000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Scott R. Silverman
Chairman and Chief Executive Officer
Applied Digital Solutions, Inc.
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Phone: (561) 805-8000
Fax: (561) 805-8001
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all correspondence to:
Harvey Goldman, Esq.
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131-5441
Phone: (305) 789-7506
Fax: (305) 349-2238

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
Common Stock, $.01 par	4,825,000 shares(2)	$3.84	$18,528,000	$2,347.50

(1)	The fee has been paid and is on account. Pursuant to Rule 457(c), the proposed offering price and registration fee were calculated on the basis of the average of the high and low trading prices for the common stock on November 5, 2004, as reported on the Nasdaq SmallCap Market.

(2)	Includes 2,500,000 shares issued under a Securities Purchase Agreement, 1,500,000 shares issuable upon exercise of a Series C Warrant, 666,667 shares issuable upon exercise of a Series D Warrant, and 158,333 shares that may be issuable under the anti-dilution provisions of the Warrants.

(3)	Calculated pursuant to 467(c) of the rules and regulations under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2004

APPLIED DIGITAL SOLUTION, INC.

4,825,000
Shares of
Common Stock

This prospectus relates to resales of up to 4,825,000 shares of our common stock, par value $.01 per share, 2,500,000 shares of which were issued in connection with the Securities Purchase Agreement, dated as of October 21, 2004, also referred to as the Agreement, by and between Satellite Strategic Finance Associates, LLC, a Delaware limited liability company, also referred to as SSFA, and us. This prospectus also relates to 2,325,000 shares of our common stock which may be issued in connection with related Series C and Series D Warrants, collectively referred to in this prospectus as the “Warrants.” The Agreement and the Warrants are more fully described in this prospectus on page 16.

Resales of the shares of our common stock issued in connection with the Agreement and issuable in connection with the Warrants may occur at various times by the selling security holder listed in this prospectus. See “Selling Security Holder” beginning on page 16.

Our shares of common stock are listed on the Nasdaq SmallCap Market, also referred to as the SmallCap, under the symbol “ADSX.” On November 10, 2004, the last reported sale price of our common stock was $4.31 per share.

Our principal executive offices are located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8000.

The amount and par value of the securities being offered in connection with this registration statement will automatically be adjusted in the future as a result of stock splits, stock dividends, or similar transactions, and accordingly, this registration statement shall be deemed to cover any securities to be offered or issued in connection with any such transaction.

Currently, an aggregate of up to 9,400,915 shares of our common stock are being offered for resale, 1,980,000 in a primary offering and 7,420,915 in a secondary offering, under our Registration Statement on Form S-1, as amended on Form S-3 (File No. 333-109512), an aggregate of 3,305,240 shares of our common stock are being offered for resale in a secondary offering under our Registration Statement on Form S-1, as amended on Form S-3 (File No. 333-108338), and an aggregate of 3,825,000 shares of our common stock are being offered for resale in a secondary offering under our Registration Statement on Form S-3 (File No. 333-115059).

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 9 OF THIS PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November __, 2004.

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SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 9 and the consolidated financial statements and the notes to those financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, before making an investment decision. All references to shares of our common stock in this prospectus reflect an adjustment for the 1-for-10 reverse stock split, which we effectuated on April 5, 2004. Unless the context otherwise requires, in this prospectus, the terms “we,” “us” and “our” refer to Applied Digital Solutions, Inc. and its subsidiaries.

This prospectus includes one or more non-GAAP financial measures within the meaning of Regulation G. With respect to each non-GAAP financial measure, we have disclosed the most directly comparable financial measure calculated and presented in accordance with GAAP and a reconciliation of each non-GAAP measure to the most directly comparable GAAP measure. The non-GAAP financial measures were presented in the prospectus because our management believes that the non-GAAP financial results are meaningful to investors because they provide a consistent comparison of prior period results.

APPLIED DIGITAL SOLUTIONS, INC.
Our Business

We develop innovative security products for consumer, commercial and government sectors worldwide. Our unique and often proprietary products provide security for people, animals, food chains, government/military assets, and commercial assets. Included in this diverse product line are applications for radio frequency identification systems, commonly referred to as RFID, end-to-end food safety systems, global positioning systems, referred to as GPS, satellite communications, and secure telecomm infrastructure. Our adage is Security Through InnovationTM. We have developed a product to provide a secure tamper proof means of managing medical information. Two of our mature brands are: Home AgainTM and SARBETM, and our newer brands include VeriChipTM, Bio ThermoTM and Digital AngelTM. We plan to grow our suite of products through acquisitions and in-house development.

We incurred a net loss of approximately $2.5 million for the three-months ended September 30, 2004, as compared to a net loss of approximately $1.2 million for the three-months ended September 30, 2003. Included in the net loss for the three-months ended September 30, 2003, was a one-time reversal of approximately $3.9 million of severance expense associated with the termination of certain officers and directors during 2003. Excluding the effects of a one-time gain on the forgiveness of debt of approximately $70.0 million recorded during the nine-months ended September 30, 2003, as a result of the payment in full of certain debt obligations, our operating results also improved significantly during the nine-months ended September 30, 2004, as compared to the nine-months ended September 30, 2003. We incurred a net loss of approximately $4.0 million for the nine-months ended September 30, 2004, as compared to a net loss of approximately $41.7 million, for the nine-months ended September 30, 2003, after adjusting for the gain on forgiveness of debt. Also included in the results for the nine-months ended September 30, 2003, was approximately $18.1 million of severance expense associated with the termination of certain officers and director during 2003. Our operating activities used cash of $9.6 million and $5.0 million during the nine-months ended September 30, 2004 and 2003, respectively. In the past, we have suffered losses and have not generated positive cash flows from operations. As of September 30, 2004, we had an accumulated deficit of approximately $417.9 million. Our majority-owned subsidiary, Digital Angel Corporation, whose results are included in our consolidated results, has historically suffered losses and has not generated positive cash flows from operations.

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Business Segments

We operate in three business segments: Advanced Technology, Digital Angel Corporation and InfoTech USA, Inc. Our Digital Angel Corporation segment consists of our 68.5% owned subsidiary, Digital Angel Corporation (AMEX:DOC), and our InfoTech USA, Inc. segment consists of our 52.5% owned subsidiary, InfoTech USA, Inc. (OTC:IFTH).

Advanced Technology

Our Advanced Technology segment specializes in developing innovative security products including:

•	secure voice, data and video telecommunications networks;

•	implantable microchips and RFID scanners;

•	proprietary software; and

•	a thermo-electric generator.

Our voice, data and video telecommunications networks are sold to various branches of the United States government. Our VeriChipTM implantable microchip has multiple applications in securing medical information, personal identification, building access, financial transactions and more. The Advanced Technology segment’s customer base includes governmental agencies, commercial operations, and consumers. Through our Advanced Technology segment, we deliver products and services across a multitude of industries, including government, insurance, utilities, security, communications, healthcare and high tech. As of September 30, 2004, we have recorded minimal revenues associated with our VeriChipTM product, and we have not recorded any revenues from the sale of our Thermo LifeTM product.

Digital Angel Corporation

Our Digital Angel Corporation segment’s proprietary products provide security for companion pets, food chains, government/military assets and commercial assets. Through this segment, we provide electronic and visual identification devices for companion pets, livestock, laboratory animals, fish and wildlife markets worldwide. The tracking of cattle and hogs are crucial in order to provide security both for asset management and for disease control and food safety.

Our principal products/technologies are:

•	visual ear tags for livestock;

•	electronic implantable microchips and RFID scanners for the companion pet, fish, livestock and wildlife industries, including our Home AgainTM and Bio-ThermoTM product brands;

•	GPS enabled search and rescue equipment and intelligent communications products and services for telemetry, mobile data and radio communications applications, including our SARBETM brand, which serve commercial and military markets;

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•	GPS and geosynchronous satellite tracking systems, including tracking software systems for mapping and messaging associated with the security of high-value assets; and

•	intrinsically safe sounders (horn alarms) for industrial use and other electronic components.

InfoTech USA, Inc.

Our InfoTech USA, Inc. segment is a full service provider of Information Technology, or IT, products and services. Through this segment we provide IT consulting, networking, procurement, deployment, integration, migration and network security services. We also provide on-going system and networking maintenance services. During 2003 and 2004, we continued our strategy of moving away from a product-driven systems integration business model to a customer-oriented IT strategy-based business model. We have further developed our deliverable IT products and services by adding new consulting and service offerings, and increasing the number of strategic alliances with outside technical services firms and manufacturers of high-end IT products. Our principal products and services in this segment are sales of computer hardware and computer services, which consist of IT consulting, installation, project management, design and deployment, computer network security and maintenance and other professional services.

Sources of Revenue

Our sources of revenue consist of sales of products and services from our three operating segments. Our significant sources of revenue from continuing operations for the nine-months ended September 30, 2004, and the year ended December 31, 2003, were as follows:

Sources of Revenue - For the Nine-Months Ended September 30, 2004:	Percentage of Total Revenue
Voice, data and video telecommunications networks to government agencies from our Advanced Technology segment	38.7%

Visual ear tags and implantable microchips and RFID scanners for the companion animal, livestock, laboratory animal, fish and wildlife markets from our Digital Angel Corporation segment	23.1%

IT hardware and services from our InfoTech USA, Inc. segment	16.1%

GPS enabled tracking and message monitoring, search and rescue equipment, intelligent communications products and services for telemetry, mobile data and radio communications from our Digital Angel Corporation segment	16.5%

Other products and services	5.6%
Total	100.0%

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Sources of Revenue - For the Year Ended December 31, 2003:	Percentage of Total Revenue
Voice, data and video telecommunications networks to government agencies from our Advanced Technology segment	39.9%

Visual ear tags and implantable microchips and RFID scanners for the companion animal, livestock, laboratory animal, fish and wildlife markets from our Digital Angel Corporation segment	25.8%

IT hardware and services from our InfoTech USA, Inc. segment	15.5%

GPS enabled search and rescue equipment, intelligent communications products and services for telemetry, mobile data and radio communications from our Digital Angel Corporation segment	11.1%
Other products and services	7.7%
Total	100.0%

Recent and Other Events

FDA Clears VeriChipTM for Medical Applications

On October 12, 2004, the FDA issued a letter stating that our VeriChipTM product has been cleared for medical applications in the United States. The FDA’s clearance follows the completion of a de novo application review of the product. Digital Angel Corporation is the manufacturer of VeriChipTM, and has licensed the technology to VeriChip Corporation, our wholly-owned subsidiary, for human applications.

Securities Purchase Agreement

On October 21, 2004, we sold the 2,500,000 million Shares of our common stock and issued the Warrants under the Agreement. The Shares and the shares of our common stock underlying the Warrants are being offered for sale under this prospectus. The Agreement is more fully described in this prospectus beginning on page 16.

eXI Acquisition

On November 3, 2004, we announced that we have entered into a letter of intent to acquire eXI Wireless, Inc., referred to as eXI. eXI is a publicly held company located in Richmond, British Columbia, Canada. Its shares are listed on the TSX Venture Exchange. We have agreed to pay CAD$1.60 for each outstanding share of eXI (approximately 10.1 million shares are outstanding). This payment to the eXI shareholders will be made in shares of a newly formed Canadian subsidiary of ours that will, in turn, be exchangeable for shares of our common stock. The exchange ratio will be calculated at closing. All existing eXI options and warrants outstanding (fewer than 1.7 million options and warrants are outstanding) would convert pro rata into options or warrants exercisable into shares of our common stock. If the options or warrants are exercised prior to closing, such additional shares shall be purchased for CAD$1.60. eXI has committed to deliver net assets of at least CAD$4.75 million at

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closing. The purchase price will be reduced on a dollar-for-dollar basis to the extent that the net assets delivered are less than the minimum prescribed amount.

eXI states that it has developed patient wandering, infant protection and asset tracking / location systems uniquely combining automated identification and real-time location technologies. Once completed, this acquisition will hopefully add a significant number of dealers and distributors to VeriChip Corporation. These dealers and distributors already market eXI’s proprietary security products like HALO™, ROAM ALERT™, ASSETRAC™, and HOUNDWARE™ to hospitals, nursing homes and commercial customers, respectively. Closing of the transaction remains subject to, among other conditions, final documentation, eXI’s board of directors’ receiving a fairness opinion, and required approvals (including approval by eXI’s shareholders and the British Columbia Supreme Court). The closing will occur once those conditions are satisfied and once the registration statement registering the shares of our common stock issuable in connection with the transaction is declared effective by the Securities and Exchange Commission, referred to as the SEC. We anticipate that such closing will occur during the first quarter of 2005.

Reverse Stock Split

On September 10, 2003, our shareholders approved the granting of discretionary authority to our Board of Directors for a period of twelve months to effect a reverse stock split not to exceed a ratio of 1-for-25, or to determine not to proceed with a reverse stock split. On March 12, 2004, our Board of Directors authorized a 1-for-10 reverse stock split, which was effectuated on April 5, 2004. As a result of the reverse stock split, the par value of our common stock increased from $.001 to $.01 per share. In conjunction with the reverse stock split, our Board of Directors authorized a reduction in the number of authorized shares of our common stock from 560.0 million to 125.0 million.

About Us

We are a Missouri corporation and were incorporated on May 11, 1993. Our principal executive offices are located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, and our telephone number is (561) 805-8000.

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THE OFFERING

Common stock offered by the selling security holder	4,825,000 shares

Common stock outstanding after this offering	58,690,010 shares (1) (2) as of November 10, 2004

Use of proceeds
We will not receive any proceeds from the sale of shares of our common stock sold by the selling security holder listed in this prospectus under “Selling Security Holder” beginning on page 16. We may receive cash proceeds, however, upon the selling security holder’s exercise of its Warrants.

Dividend policy	We have not paid, and do not anticipate paying dividends on shares of our common stock.

Market price of common stock	The market price of shares of our common stock has ranged from a high of $5.00 to a low of $1.94 during the 12 months preceding the date of this prospectus.

Risk factors	See “Risk Factors” beginning on page 9, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq SmallCap Market symbol	ADSX

(1) Includes 2,500,000 shares which were issued to the selling security holder under the terms of the Agreement, plus 2,325,000 shares which may be issuable to the selling security holder upon the exercise of Warrants.

(2) The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of November 10, 2004. As of that date, we had 56,365,010 shares of common stock outstanding, excluding (i) warrants to purchase up to 2,120,376 shares of our common stock which are currently exercisable at a weighted average exercise price of $5.54 per share, and (ii) options, 2,199,298 of which are currently exercisable at a weighted average exercise price of $9.58 per share.

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RISK FACTORS

You should carefully consider the risks described below and all other information contained in or incorporated by reference into this prospectus before making an investment decision. If any of the following risks, or other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

We have a history of operating losses and negative cash flows and we may not become profitable in the future, which could ultimately result in our inability to continue operations in the normal course of business.

Historically we have suffered losses and have not generated positive cash flows from operations. We incurred a net loss for the nine-months ended September 30, 2004 of $4.0 million. Excluding a gain on the extinguishment of debt of approximately $70.1 million recorded on June 30, 2003, we incurred a consolidated net loss for the year ended December 31, 2003 of $66.9 million, and we incurred a consolidated net loss of $112.5 million and $205.1 million for the years ended December 31, 2002 and 2001, respectively. Our consolidated operating activities used cash of $9.6 million, $11.4 million, $3.9 million and $18.0 million during the nine-months ended September 30, 2004, and during 2003, 2002 and 2001, respectively. We have funded our operating cash requirements, as well as our capital needs, during these periods with the proceeds from our investing and/or our financing activities.

As of September 30, 2004, we reported minimal revenues from the sales of our Digital AngelTM, VeriChip™ and Bio ThermoTM products, and we have had no sales of our Thermo Life™ product. As of September 30, 2004, our consolidated cash and cash equivalents totaled $8.8 million, including restricted cash of $0.7 million. During October 2004, we generated cash of approximately $11.8 million from the sale of 2,500,000 million shares of our common stock to SSFA, and the exercise by SSFA’s of its warrants referred to as the Series A Warrants. In addition, on October 13, 2004, Digital Angel Corporation realized net proceeds of approximately $4.0 million from the sale of 1,069,650 million shares of our common stock that we issued to Digital Angel Corporation in March 2004 under the terms of a share exchange agreement.

We believe that we have sufficient funds to operate our business over the next twelve months. However, our goal is to achieve profitability and to generate positive cash flows from operations. We have established a management plan to guide us in achieving profitability and positive cash flows from operations during the remainder of 2004 and 2005. The major components of the plan are discussed below. No assurance can be given that we will be successful in implementing the plan. Our profitability and cash flows from operations depend on many factors including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market our new products and technologies. On October 12, 2004, we obtained the FDA’s clearance to market VeriChipTM for medical applications, which had previously been one of the major components of our plan.

The major components of our management plan to achieve profitability and positive cash flows from operations are as follows:

•	To attempt to establish a sustainable positive cash flow business model;

•	To attempt to produce additional cash flow and revenue from our advanced technology products -VeriChipTM, Bio-ThermoTM, Digital AngelTM and Thermo LifeTM;

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•	To attempt to capitalize on the FDA’s recent approval of VeriChipTM for medical applications through strategic partnerships and alliances with healthcare providers;

•	To generate additional liquidity through divestiture of business units and assets that are not critical to us;

•	To position Digital Angel Corporation for growth under the leadership of its management team and through strategic acquisitions such as the OuterLink acquisition made in January 2004; and

•	To pair VeriChip Corporation with a complementary company that will bring experienced management, revenue and a synergistic customer base.

If we are not successful in managing these factors and achieving these goals, it could have a material adverse effect on our business, financial condition and results of operations, which could result in our inability to continue operations in the normal course of business.

Our failure to generate positive cash flow from operations will have a substantial negative impact on our business, financial condition and results of operations.

Our operating activities did not provide positive cash flow during the nine-months ended September 30, 2004, and during 2003, 2002 and 2001. Our sources of liquidity include proceeds from the sale of common stock and preferred shares, availability under Digital Angel Corporation’s credit agreements with Laurus Master Fund, Ltd. and InfoTech USA, Inc.’s credit agreement with Wells Fargo Business Credit, Inc., proceeds from the sale of businesses, proceeds from the sale of the Digital Angel Corporation common stock owned by us, proceeds from the exercise of stock options and warrants, proceeds from InfoTech USA, Inc.’s wholesale financing agreement with IBM Credit, and the raising of capital through the private placement or public offering of our debt or equity securities, which may not be available to us on favorable terms. In the future, if we fail to generate positive cash flow from operations, it will have a materially adverse effect on our business, financial condition and results of operations.

Our stock price has been volatile and has decreased significantly over the past few years, and you may be unable to resell your shares at or above the price at which you acquired them.

Since January 1, 2000, the price per share of our common stock has ranged from a high of $180.00 to a low of $0.30, or $18.00 and $0.03, respectively, on a pre-stock split basis. The price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations. The market value of our common stock has declined over the past few years in part due to our operating performance. In the future, broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Declines in the market price of our common stock could affect our access to capital, which may impact our ability to continue as a going concern. In addition, declines in the price of our common stock may harm employee morale and retention, curtail investment opportunities presented to us, and negatively impact other aspects of our business. As a result of these declines, you may be unable to resell your shares at or above the price at which you acquired them.

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Because of volatility in the market price of our securities, we may face a heightened risk of securities class action litigation, which could significantly harm our business operations and financial condition.

Because of volatility in the market price of our securities, we may face a heightened risk of securities class action litigation. In March 2004, the court approved the settlement of a purported securities fraud class action covered entirely by insurance proceeds, which was filed against us and one of our former directors. While the class action was settled, additional litigation of this type could result in substantial costs and a diversion of management’s attention and resources, which could significantly harm our business operations and financial condition.

We have effected, and will likely continue to effect, acquisitions, legal settlements and contracts for services through the issuance of our common stock, and as a result, your investment in our common stock may be further diluted.

We have effected and will likely continue to effect, acquisitions, legal settlements and contracts for services through the issuance of shares of our common stock. Such issuances of additional securities may be dilutive to the value of our common stock and may have a material adverse impact on the market price of our common stock. In such case, you would be unable to resell your shares at or above the price at which you acquired them.

We have issued and outstanding a significant number of derivative securities and the exercise of these options and warrants may adversely affect the market price of shares of our common stock, and could have a negative impact on the value of your investment in our common stock.

As of November 10, 2004, there were outstanding warrants and options to acquire up to 7,508,396 additional shares of our common stock. In addition, as of November 10, 2004, we had 573,547 additional shares of our common stock available to be issued in the future under our Employee Stock Purchase Plan. The exercise of outstanding options and warrants and the sale in the public market of the shares purchased upon exercise could have a negative impact on the value of your investment in our common stock.

We have made significant changes to our business model and have expanded into different product lines including new unproven technologies and our new business model may not be successful.

During the past few years, we have made significant changes to our business model as a result of a new business strategy and the expansion into different product lines including new unproven technologies such as Digital AngelTM, VeriChipTM and Thermo LifeTM. If we are not successful in implementing our new business model and developing and marketing our new technology products, our advanced technology products may not gain sufficient market acceptance to be profitable or otherwise be successful and the market price of our securities will most likely decrease.

We rely heavily on our revenues derived from sales to the United States government, and the loss of, or a significant reduction in, orders from the United States government could have a material adverse effect on our financial condition and results of operations.

Approximately 99.0%, 99.3%, 99.1% and 77.7% of our revenue from sales of voice, data and video telecommunications networks for the nine-months ended September 30, 2004 and for the years 2003, 2002 and 2001, respectively, were generated through sales to various agencies of the United States federal government. In addition, the principal customers for electronic identification devices for fish are

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government contractors that rely on funding from the United States government. Because we rely heavily on government funds, any decline in the availability of such funds could result in a decreased demand for our products. Any decrease in such demand could have a material adverse effect on our financial condition and results of operations.

Our visual and electronic identification products compete with other companies in the visual and electronic identification market, and the products sold by our competitors could become more popular than our products or render our products obsolete, which could have a material adverse affect on our financial condition and results of operations.

The market for visual and electronic identification for companion animals and livestock is highly competitive. We believe that our principal competitors in the visual identification market for livestock are AllFlex USA and Y-Tex Corporation, and that our principal competitors in the electronic identification market that have developed permanent electronic identification devices for the companion animal market are AllFlex USA, Datamars SA and Avid Plc. In addition, other companies could enter this line of business in the future. Some of our competitors have substantially greater financial and other resources than we do. We may not be able to compete successfully with those competitors, and those competitors may develop or market technologies and products that are more widely accepted than our products or that could render our products obsolete or noncompetitive, which could have a material adverse affect on our financial condition and results of operations.

Our IT computer hardware and computer services products are sold into a highly competitive market, and we expect to face further competition from new market entrants and possible alliances between competitors in the future, which could have a material adverse effect on our financial condition and results of operations.

We compete in a highly competitive market with IT products and service providers that vary greatly in their size and technical expertise. Our primary competitors for IT computer hardware and computer services are Manchester Technologies, Inc., AlphaNet Solution, Inc., En Pointe Technologies, Inc., Micros-to-Mainframes, Inc., and Pomeroy Computer Resources. Additionally, we expect to face further competition from new market entrants and possible alliances between competitors in the future, which could have a material adverse effect on our financial condition and results of operations.

The book value of our inventory has increased and we face the risks that the value of our inventory may decline before we sell it or that we may not be able to sell our inventory at the prices we anticipate.

On September 30, 2004, the book value of our inventory was $12.8 million as compared to a book value of $9.4 million as of December 31, 2003. We attribute the increase primarily to an increase in work-in-process related to our sales of voice, data and video telecommunications networks. Our success depends in part on our ability to purchase inventory at attractive prices relative to its resale value and our ability to turn our inventory rapidly through sales. If we pay too much or hold inventory too long, we may be forced to sell our inventory at a discount or at a loss or write down its value, and our business could be materially adversely affected.

We may not have sufficient funds to repay our obligations to Laurus Master Fund, Ltd., Wells Fargo Business Credit, Inc. and IBM Credit LLC when they become due.

We may not have sufficient funds to repay our debt obligations to Laurus Master Fund, Ltd., Wells Fargo Business Credit, Inc. and IBM Credit LLC when they become due. Accordingly, we may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional equity or debt securities by Digital Angel Corporation or InfoTech USA, Inc. or the sale of

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their assets. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these other sources on favorable economic terms or at all. If we are unable to obtain funds to repay these obligations, we may be forced to dispose of our assets or take other actions on disadvantageous terms, which could result in losses and could have a material adverse effect on our financial condition and results of operations.

The terms of our debt obligations to Laurus and Wells Fargo subject us to the risk of foreclosure on certain of our assets.

To secure the payment of all obligations owed to Laurus, Digital Angel Corporation has granted to Laurus a security interest in and lien upon substantially all of its property and assets, and to secure its payment of all obligations to Wells Fargo, InfoTech USA, Inc. has granted to Wells Fargo a security interest in and lien upon substantially all of its property and assets. As of September 30, 2004, InfoTech USA, Inc. may not be in compliance with certain of its financial covenants under its credit facility with Wells Fargo. In the event of any such noncompliance, InfoTech USA, Inc. will seek to obtain a waiver. No assurance can be given that such waiver will be granted.

The occurrence of an unwaived event of default under any of these obligations would subject Digital Angel Corporation and InfoTech USA, Inc. to foreclosure by Laurus and Wells Fargo, respectively, on substantially all of their assets to the extent necessary to repay any amounts due. Any such defaults and resulting foreclosure would have a material adverse effect on our financial condition and results of operations.

Digital Angel Corporation’s issuances of shares of its common stock to third parties give rise to a reduction of our ownership interest and may result in significant losses, which could adversely affect our financial condition and results of operations.

Gains where realizable and losses on the issuance of certain shares of stock by our consolidated subsidiary, Digital Angel Corporation, are reflected in our Consolidated Statement of Operations. These gains and losses result from the difference between the carrying amount of the pro-rata share of our investment in Digital Angel Corporation and the net proceeds from the issuances of the stock. In the past, the issuances of stock to third parties by Digital Angel Corporation have also given rise to losses as a result of the reduction of our ownership interest in Digital Angel Corporation. Future stock issuances to third parties by Digital Angel Corporation, including upon the exercise of stock options and warrants, the conversion of debt, or the conversion of Digital Angel Corporation’s Series A Preferred Stock issued in connection with its acquisition of OuterLink Corporation, will further dilute our ownership percentage, which may give rise to significant losses. If we incur such losses, and/or become unable to consolidate the operations of Digital Angel Corporation, it could have a material adverse impact on our financial condition and results of operations.

We depend on a single production arrangement with Raytheon Corporation for our patented syringe-injectable microchips without the benefit of a formal written agreement, and the loss of or any significant reduction in the production could have an adverse effect on our business.

We rely solely on a production arrangement with Raytheon Corporation for the manufacture of our patented syringe-injectable microchips that are used in all of our implantable electronic identification products, but we do not have a formal written agreement with Raytheon. Raytheon utilizes our proprietary technology and our equipment in the production of our syringe-injectable microchips. The termination, or any significant reduction, by Raytheon of the assembly of our microchips or a material increase in the price charged by Raytheon for the assembly of our microchips could have an adverse effect on our financial condition and results of operations. In addition, Raytheon may not be able to produce sufficient quantities of the microchips to meet any significant increased demand for our products

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or to meet any such demand on a timely basis. Any inability or unwillingness of Raytheon to meet our demand for microchips would require us to utilize an alternative production arrangement and remove our automated assembly production machinery from the Raytheon facility, which would be costly and could delay production. Moreover, if Raytheon terminates our production arrangement, we cannot ensure that the assembly of our microchips from another source would be on comparable or acceptable terms. The failure to make such an alternative production arrangement could have an adverse effect on our business.

If we do not prevail in ongoing litigation we may be required to pay substantial damages.

We are party to various legal actions as either plaintiff or defendant. The ultimate outcome of these actions and the estimates of the potential future impact on our financial position, cash flows or results of operations for these proceedings could have a material adverse effect on our business. In addition, we will continue to incur additional legal costs in connection with pursuing and defending such actions.

Our intellectual property rights or patent rights might not provide protection and might be invalid or unenforceable.

Our ability to commercialize any of our products under development will depend, in part, on our ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. The patent applications licensed to or owned by us may not result in issued patents, patent protection may not be secured for any particular technology, any patents that have been or may be issued to us may not be valid or enforceable and patents issued may not provide meaningful protection to us. Furthermore, the VeriChip technology that is produced under patents #6,400,338 and #5,211,129 is owned by Digital Angel Corporation and licensed to VeriChip Corporation under an exclusive product and technology license with a remaining term through March 2013. VeriChip Corporation may be unable to retain licensing rights for the use of these patents beyond the licensing period or the license may be terminated early.

We are subject to government regulation and any action on the part of regulators could have a material adverse effect on our business.

By letter dated October 17, 2002, the FDA issued a determination that the VeriChip product is not a medical device under Section 513(g) of the Federal Food, Drug and Cosmetic Act with respect to its intended security, financial and personal identification/safety applications. However, the FDA further stated in its determination letter that with respect to the use of the VeriChip product in health information applications, VeriChip is a medical device subject to the FDA’s jurisdiction. On October 12, 2004, the FDA issued a letter stating that our VeriChipTM product has been cleared for medical applications in the United States. The FDA’s clearance follows the completion of a de novo application review of the product. Digital Angel Corporation is the manufacturer of VeriChipTM, and has licensed the technology to VeriChip Corporation, our wholly-owned subsidiary, for human applications. If in the future, we were to fail to comply with the applicable regulatory requirements it could, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions, and the like, any of which could have a material adverse effect on us.

Our electronic and visual identification devices for the companion animal, livestock and wildlife markets are subject to federal, state and local regulation in the United States and other countries, and we cannot predict the extent to which we may be affected by future legislative and other regulatory developments concerning our products and markets. We develop, assemble and market a broad line of RFID readers that must and do comply with the FCC Part 15 Regulations for Electromagnetic Emissions, and the insecticide products purchased and resold by us have been approved by the U.S. Environmental Protection Agency (EPA) and are produced under EPA regulations. Sales of insecticide products are

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incidental to our primary business and do not represent a material part of our operations or revenues. Our products also are subject to compliance with foreign government agency requirements. Our contracts with our distributors generally require the distributor to obtain all necessary regulatory approvals from the governments of the countries into which they sell our products. However, any such approval may be subject to significant delays. Some regulators also have the authority to revoke approval of previously approved products for cause, to request recalls of products and to close manufacturing plants in response to violations. Any actions by these regulators could materially adversely effect our business.

We may be subject to product liability claims from the use of our products that could result in costs or damages payable by us adversely effecting our business, financial condition, and results of operations.

Manufacturing, marketing, selling, and testing our products under development entail a risk of product liability. We could be subject to product liability claims in the event our products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage our reputation and impair the marketability of our products. While we maintain liability insurance, it is possible that a successful claim could be made against us, that the amount of indemnification payments or insurance would not be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would have a material adverse effect on our business, financial condition, and results of operations.

The Digital AngelTM technology is not developed for commercial deployment and there is no certainty that it will be successfully marketed.

Our ability to develop and commercialize products based on the Digital AngelTM proprietary technology will depend on our ability to develop the product internally on a timely basis. However, there is no certainty that this technology will be developed, and if developed, that it will be successfully marketed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and some of the documents incorporated in this prospectus by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts, including statements regarding the prospects of our industry and our prospects, plans, financial position, anticipated product offerings, and business strategy constitute forward-looking statements. These statements are subject to many important factors that could cause actual results to differ materially from those projected in the forward-looking statements. Among these factors are those included in this prospectus under the heading “Risk Factors” and those which are discussed in our most recently filed Annual Report on Form 10-K, as amended, under the heading “Risk Factors” and elsewhere, which is incorporated by reference in this prospectus. All forward-looking statements included in this prospectus and the documents we incorporate by reference are made only as of the date of this prospectus, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified by the cautionary statements set forth above and elsewhere in this prospectus and in other reports filed by us with the SEC.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling security holder listed in this prospectus under “Selling Security Holder” below. We may receive cash proceeds, however, upon the selling security holder’s exercise of its Warrants.

SELLING SECURITY HOLDER

This prospectus relates to resales of 4,825,000 shares of our common stock being offered in connection with the Agreement and the Warrants as follows:

•	2,500,000 shares which were issued on October 21, 2004 under the terms of the Agreement entered into with the selling security holder;

•	up to 1,500,000 shares issuable upon the exercise of the Series C Warrant;

•	up to 666,667 shares issuable upon the exercise of the Series D Warrant; and

•	up to 158,333 shares which may become issuable under the terms of the Warrants.

On October 21, 2004, we sold 2,500,000 shares (the “Shares”) of our common stock, par value $.01 per share, in a private placement to an institutional investor, Satellite Strategic Finance Associates, LLC, also referred to as SSFA, under the Agreement. The Agreement provides SSFA with a Series C Warrant, which is exercisable into 1,500,000 shares (the “Series C Warrant Shares”) of our common stock, and a Series D Warrant, which is exercisable into 666,667 shares (the “Series D Warrant Shares”) of our common stock. The Series C Warrant may be exercised at any time, at SSFA’s option, until the 150th day following the effective date of the registration statement registering the Series C Warrant Shares. The Agreement also provides for a Series D Warrant, which is exercisable into 666,667 shares (the “Series D Warrant Shares”) of our common stock at an exercise price equal to 140% of the purchase price of the Shares. The Series D Warrant may be exercised at any time beginning on the one-year anniversary of the issue date and expiring on the sixth anniversary of such issue date. The exercise price of the Series C Warrant Shares and the Series D Warrant Shares is $4.33 and $5.05 per share, respectively. The proceeds from the sale of the Shares were approximately $9.0 million. We previously entered into a similar transaction with SSFA in April 2004, as discussed below.

The offer and sale of these securities by us to SSFA was exempt from the registration requirements of the Securities Act of 1933. We have agreed to effect the registration of the Shares, the Series C Warrant Shares and the Series D Warrant Shares pursuant to a Registration Rights Agreement.

The Series C Warrant is subject to adjustment upon:

•	a stock split, stock dividend, recapitalization, reorganization, reclassification or other distribution on our common stock

The Series D Warrant is subject to adjustment upon:

•	the issuance of shares of our common stock, or options or other rights to acquire our common stock, for no consideration or for consideration per share less than $5.05 (the exercise price under the Series D Warrant);

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•	the issuance of shares of our common stock, or options or other rights to acquire our common stock, for no consideration or for consideration per share less than the market price of our common stock;

•	a stock split, recapitalization, reorganization, reclassification, declaration or payment of a dividend, or other distribution on our common stock; and

•	the issuance of any other of our securities on a basis which would otherwise dilute the purchase rights granted by the Series D Warrant.

The exercise price of the Series C Warrant must be paid in cash. The exercise price of the Series D Warrant must be paid in cash, however, if at any time after one year from the date of issuance of the Series D Warrant there is not an effective registration statement registering the underlying shares, the Series D Warrant may be exercised by means of a cashless exercise.

We are registering the shares in order to permit the selling security holder to offer the shares of common stock for resale from time to time. The selling security holder listed below has not had any material relationship with us within the past three years except as follows:

On April 16, 2004, we sold 2,000,000 shares of our common stock, par value $.01 per share, in a private placement to SSFA, under the terms of a Securities Purchase Agreement, referred to as the SPA. The SPA provided SSFA with a Series A Warrant, which was exercisable into 1,000,000 shares, referred to as the Series A Warrant Shares, of our common stock, and a Series B Warrant, which is exercisable into 666,667 million shares, referred to as the Series B Warrant Shares, of our common stock. The purchase price for the 2,000,000 shares was $2.749 per share and was based on the average daily volume weighted-average price of our common stock for the period of ten trading days ending on and including April 13, 2004. The exercise price of the Series A Warrant Shares was $2.749 and the exercise price of the Series B Warrant Shares is $3.299. The Series A Warrant, initially expiring on July 11, 2004, was extended until October 11, 2004. SSFA exercised the Series A Warrant on October 11, 2004. The Series B Warrant may be exercised at any time beginning on the one-year anniversary of the issue date and expiring on the sixth anniversary of such issue date. The proceeds from the sale of the common stock were $5.4 million. Proceeds from the exercise of the Series A Warrant totaled $2.7 million.

The table below lists the beneficial ownership of our common stock by the selling security holder. The column titled “Number of Shares Offered Hereby” lists the number of shares of common stock that were issued to the selling security holder under the Agreement, and that may be issuable upon exercise of the Warrants. The percentage owned by the selling security holder prior to the offering reflects the shares issued under the Agreement and the shares issuable upon the exercise of the Warrants. The amount and percentage owned after the offering assumes the sale of all of the common stock being registered on behalf of the selling security holder under this registration statement.

Under the terms of the Agreement and the Warrants, the selling security holder may not receive shares to the extent such issuance or exercise would cause the selling security holder, together with its affiliates, to beneficially own more than 4.99% of the outstanding shares of our then outstanding common stock following such issuance, excluding for purposes of such determination warrants that have not been exercised. The number of shares in the table below does not reflect this limitation. The selling security holder may sell all, some or none of its shares in this offering. See “Plan of Distribution” beginning on page 19 below.

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Selling Security Holder	Shares Owned Prior to the Offering	Number of Shares Offered Hereby	Shares Owned After the Offering
			Number	%
Satellite Strategic Finance Associates, LLC	5,333,334(1)	4,666,667(2)	666,667	1.14%

(1) These shares represent the Shares and the shares underlying the Series B Warrant, the Series C Warrant and the Series D Warrant. The selling security holder may not receive shares to the extent such issuance or exercise would cause the selling security holder, together with its affiliates, to beneficially own more than 4.99% of the outstanding shares of our then outstanding common stock following such issuance. Since the number of shares reflected as being owned prior to the offering includes unexercised warrant shares, it does not reflect this limitation. The selling security holder disclaims beneficial ownership of any shares, which would result in its ownership exceeding 4.99%.

(2) Represents 2,500,000 shares which were issued to the selling security holder in connection with the Agreement, 1,500,000 shares which may be issued to the selling security holder in connection with the related Series C Warrant, 666,667 shares which may be issued to the selling security holder in connection with the related Series D Warrant, and excludes any shares that may be issuable under the anti-dilution provisions of the Series C Warrant and the Series D Warrant, which transaction is exempt from registration pursuant to the Securities Act of 1933. The transaction documents included an acknowledgement that the sale was not registered, and that the shares of underlying common stock must be held until registered unless an exemption from registration is available. In addition, the instruments representing the Shares and Warrants were legended to indicate that they were restricted. Satellite Asset Management, L.P. is the investment manager for Satellite Strategic Finance Associates, LLC, and as such may be deemed to have sole voting and dispositive powers with respect to the shares.  The general partner of Satellite Asset Management, L.P. is Satellite Fund Management, LLC.  The members of Satellite Fund Management, LLC are Lief D. Rosenblatt, Gabriel S. Nechamkin, Mark D. Sonnino, Christopher Tuzzo, Brian S. Kriftcher, Stephen S. Shapiro and David H. Ford, each of whom disclaims beneficial ownership of the Shares and Warrants.

The preceding table represents the holdings by the selling security holder based upon our best knowledge. The selling security holder identified above may have sold, transferred or otherwise disposed of in transactions exempt from the requirements of the Securities Act, all or a portion of its common stock since the date as of which the information in the preceding table is presented. Information concerning the selling security holder may change from time to time, which changed information will be set forth in supplements to this prospectus if and when necessary. Because the selling security holder may offer all or some of the common stock that it holds, we can only give an estimate as to the amount of common stock that will be held by the selling security holder upon the termination of this offering.  See “Plan of Distribution.”

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PLAN OF DISTRIBUTION

The selling security holder or any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales made after the date of this prospectus;

•	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holder may also sell shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, also referred to as the Securities Act, rather than under this prospectus. In effecting sales, broker-dealers engaged by the selling security holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices other than related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.

The selling security holder may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the selling security holder list to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

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The selling security holder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, donees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We have agreed to indemnify the selling security holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We are required to pay all fees and expenses incurred by us incident to the registration of the shares. We will receive no portion of the proceeds from the sale of the shares and will bear all of the costs relating to the registration of this offering (other than any fees and expenses of counsel for the selling security holder). Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling security holder.

UNDER THE SECURITIES LAWS OF SOME STATES, THE SHARES OF COMMON STOCK MAY BE SOLD IN SUCH STATES ONLY THROUGH REGISTERED OR LICENSED BROKERS OR DEALERS. IN ADDITION, IN SOME STATES THE SHARES OF COMMON STOCK MAY NOT BE SOLD UNLESS SUCH SHARES HAVE BEEN REGISTERED OR QUALIFIED FOR SALE IN SUCH STATE OR AN EXEMPTION FROM REGISTRATION OR QUALIFICATION IS AVAILABLE AND IS COMPLIED WITH.

LEGAL MATTERS

Holland & Knight LLP (a registered limited liability partnership), Miami, Florida, relying on the opinion of special Missouri counsel, Thompson Coburn LLP, has issued an opinion as to the legality of the common stock.

EXPERTS

The consolidated financial statements for the years ended December 31, 2003 and 2002, incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, of Applied Digital Solutions, Inc. for the year ended December 31, 2003, have been so incorporated in reliance on the reports of Eisner LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2001, incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, of Applied Digital Solutions, Inc. for the year ended December 31, 2003, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement, of which this prospectus is a part, with the SEC under the Securities Act with respect to our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, parts

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of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. For further information pertaining to us and our common stock, we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http:\\www.sec.gov). Quotations relating to our common stock appear on Nasdaq, and such reports, proxy statements and other information concerning us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Such periodic reports, proxy and information statements and other information are available for inspection and copying at the public reference facilities and Internet site of the SEC referred to above.

Website Access to Information and Disclosure of Web Access to Company Reports

Our website address is: http://www.adsx.com. We make available free of charge through our website our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, Forms 3, 4 and 5 and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with the Commission.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus the information in documents we file with the Commission, which means we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus has updated the information incorporated by reference and some information filed subsequently with the Commission will automatically update this prospectus. We incorporate by reference:

a)	Our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 15, 2004, and as amended on September 24, 2004;

b)	Our Current Report on Form 8-K filed with the Commission on March 16, 2004;

c)	Our Current Report on Form 8-K filed with the Commission on April 5, 2004;

d)	Our Current Report on Form 8-K filed with the Commission on April 15, 2004;

e)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 5, 2004, and as amended on May 24, 2004;

f)	Our Current Report on Form 8-K filed with the Commission on May 7, 2004;

g)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 3, 2004;

h)	Our Current Report on Form 8-K filed with the Commission on August 5, 2004;

i)	Our Current Report on Form 8-K filed with the Commission on October 13, 2004;

j)	Our Current Report on Form 8-K filed with the Commission October 22, 2004;

k)	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the Commission on November 3, 2004;

l)	Our Current Report on Form 8-K filed with the Commission on November 3, 2004; and

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m)	Our Current Report on Form 8-K filed with the Commission on November 4, 2004.

n)	The description of the Company’s common stock contained in the registration statement on Form 8-A filed with the Commission on May 5, 1995, including any amendments or reports filed for the purposes of updating the description of the common stock.

All documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement of which this prospectus is a part. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement of which this prospectus is a part.

YOU MAY REQUEST, EITHER ORALLY OR IN WRITING, AND WE WILL PROVIDE, A COPY OF THOSE FILINGS AT NO COST BY CONTACTING KAY LANGSFORD-LOVELAND, OUR VICE PRESIDENT - ADMINISTRATION, AT APPLIED DIGITAL SOLUTIONS, INC., 1690 SOUTH CONGRESS AVENUE, SUITE 200, PALM BEACH, FLORIDA 33445, OR BY CALLING (561) 805-8000.

We have not authorized anyone to give any information or to make any representation concerning this offering except the information and representations which are contained in this prospectus or which are incorporated by reference in this prospectus. If anyone gives or makes any other information or representation, you should not rely on it. This prospectus is not an offer to sell, or a solicitation of an offer to purchase, any securities other than those to which it relates, nor does it constitute an offer to sell or a solicitation of an offer to purchase by any person in any circumstances in which an offer or solicitation is unlawful. You should not interpret the delivery of this prospectus or any sale made hereunder as an indication that there has been no change in our affairs since the date of this prospectus. You should also be aware that the information in this prospectus may change after this date.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by the Registrant in connection with the sale and distribution of the securities registered hereby**:

SEC Registration Fee	$2,348
Accounting Fees and Expenses	4,000	*
Legal Fees and Expenses	3,000	*
Miscellaneous Expenses	652	*
Total	$10,000	*
_____________

*   Estimated
** The selling security holder will pay any sales commissions or underwriting discount and fees incurred in connection with the sale of shares registered hereunder.

Item 15. Indemnification of Directors and Officers

Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation may not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses. Section 351.355(3) provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with such action, suit or proceeding. Section 351.355(7) provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct or which involved an accounting for profits pursuant to Section 16(b) of the Exchange Act of 1934.

The bylaws of the Registrant provide that the Registrant shall indemnify, to the full extent permitted under Missouri law, any director, officer, employee or agent of the Registrant who has served as a director, officer, employee or agent of the Registrant or, at the Registrant’s request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16. Exhibits.

See Exhibit Index

II-1

Item 17. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, State of Florida, on November 12, 2004.
APPLIED DIGITAL SOLUTIONS, INC.
By:	/s/ SCOTT R. SILVERMAN
Scott R. Silverman, Chairman and CEO

POWER OF ATTORNEY
The undersigned constitutes and appoints Evan C. McKeown as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place, and stead, in any and all capacities, to sign the Applied Digital Solutions, Inc. Registration Statement on Form S-3 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ SCOTT R. SILVERMAN	Chairman of the Board of Directors and Chief Executive Officer	November 12, 2004
(Scott R. Silverman)	(Principal Executive Officer)
/s/ KEVIN H. MCLAUGHLIN	President and Chief Operating Officer	November 12, 2004
(Kevin H. McLaughlin)
/s/ EVAN C. MCKEOWN	Senior Vice President and Chief Financial Officer (Principal	November 12, 2004
(Evan C. McKeown)	Financial Officer)
/s/ LORRAINE M. BREECE	Vice President and Chief Accounting Officer (Principal	November 12, 2004
(Lorraine M. Breece)	Accounting Officer)
/s/ J. MICHAEL NORRIS	Director	November 12, 2004
(J. Michael Norris)
/s/ DANIEL E. PENNI	Director	November 12, 2004
(Daniel E. Penni)
/s/ DENNIS G. RAWAN	Director	November 12, 2004
(Dennis G. Rawan)
/s/ CONSTANCE K WEAVER	Director	November 12, 2004
(Constance K. Weaver)
/s/ MICHAEL S. ZARRIELLO	Director	November 12, 2004
(Michael S. Zarriello)

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EXHIBIT INDEX
Exhibit
Number                                      Description

3.1	Amended and Restated Bylaws of the Registrant dated March 31, 1998 (incorporated by reference to Exhibit 4.7 to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-102165) filed with the Commission on April 14, 2003)

3.2	Fourth Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on August 26, 2003 (incorporated by reference to Exhibit 4.8 to the registrant’s Registration Statement on Form S-1 (File No. 333-108338) filed with the Commission on August 28, 2003)

3.3	Amendment of Fourth Restated Articles of Incorporation of the Registrant filed with the Secretary of State of Missouri on March 19, 2004 (incorporated by reference to Exhibit 3.14 to the registrant’s Quarterly Report on Form 10-Q filed with the Commission on May 5, 2004)

5.1	Opinion of Holland & Knight LLP*

23.1	Consent of Eisner LLP*

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney (included on signature page)
_______
* Filed herewith

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